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                                                                   EXHIBIT 10.26

                   AMENDED AND RESTATED RESEARCH SERVICES AND
                         INTELLECTUAL PROPERTY AGREEMENT


                  This Amended and Restated Services and Intellectual Property Agreement (this "Agreement") is effective as of January 1, 1997 (the "Effective Date") by and between Corixa Corporation ("Corixa"), a Delaware corporation, and Infectious Disease Research Institute ("IDRI"), a Washington not-for-profit corporation.

                  WHEREAS, Corixa and IDRI are parties to that certain Research Services and Intellectual Property Agreement dated as of September 29, 1994 (the "Prior Agreement");

                  WHEREAS, IDRI has been established as an independent institute for the purposes of engaging in research related to infectious disease and such other research as may be determined by IDRI pursuant to the direction of its independent Management Board; and

                  WHEREAS, Corixa desires to continue to sponsor certain research of IDRI and enjoy all ownership and similar rights in and to certain Inventions (as defined below) that result from the continued performance of IDRI research (except as limited herein), and IDRI continues to desire to receive funding in exchange for the performance of such research and the enjoyment of such rights.

                  WHEREAS, Corixa and IDRI each, desire to terminate the Prior Agreement in its entirety and accept the rights and obligations created pursuant hereto in lieu of the rights and obligations under the Prior Agreement.

                  NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the parties agree as follows:


1.                DEFINITIONS

                  As used in this Agreement, the following terms shall have the meanings indicated:

                  1.1 "Affiliate" as applied to Corixa shall mean any company, partnership, joint venture, trust or other legal entity or organization in whatever country organized, that controls, is controlled by or is under common control with Corixa. The term "control" means possession, direct or indirect, of the power to direct or cause the direction of management and policies whether through the ownership of voting securities, by contract or otherwise.

                  1.2 "Agreement Year" shall mean the twelve (12) month period beginning on January 1, 1997, and each subsequent twelve (12) month period thereafter.

                  1.3 "Course of Work for IDRI" shall mean (i) in the performance of scientific or technological work for or on behalf of IDRI, or
(ii) using the time, materials or facilities of IDRI or Corixa.

                  1.4 "Field of Research" shall mean scientific research produced in the Course of Work for IDRI relating to antigen discovery for use in infectious disease vaccines and diagnostics.

                  1.5 "IDRI Material" shall mean any substance, composition, biological material or other material that is discovered, conceived, reduced to practice, produced, developed or derived by an Investigator in the Course of Work for IDRI.


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                  1.6 "Information" shall mean any data, formulas, know-how, technical information, process information or other information that is produced by an Investigator in the Course of Work for IDRI.

                  1.7 "Invention(s)" shall mean any process, use, article of manufacture, composition of matter or apparatus, whether or not patentable, that is made, developed, conceived or first actually or constructively reduced to practice (in whole or in part) by an Investigator (either alone or jointly with others) in the Course of Work for IDRI.

                  1.8 "Investigator" means (i) any member of IDRI's professional staff or any IDRI employee who is involved in scientific or technological work or who may be reasonably expected to develop Information, Inventions or IDRI Material, or (ii) a person who works at IDRI and is involved in scientific or technological work or is reasonably expected to develop Information, Inventions or IDRI Material, or (iii) any person who performs scientific or technological work for or on behalf of IDRI.

                  1.9 "Net Sales" of a product shall mean all revenues actually received by Corixa or any Affiliate with respect to transfer of the product to a person or entity that is not an Affiliate, less (i) any allowances actually made and taken for returns; shipping and insurance costs actually paid; cash discounts actually allowed in amounts and for purposes customary in the trade; sales, use, value-added and similar taxes and duties and similar governmental assessments (on products as shipped); provided such amounts would otherwise have been included in "Net Sales."

                  1.10 "Patent Right(s)" shall mean all United States patent applications, including all divisions, continuations and continuations-in-part thereof, and all foreign patent applications or the equivalent thereof, and all Letters Patent or the equivalent thereof issuing thereon, and all reissues, re-examinations and extensions thereof, insofar as they contain, represent or assert one or more claims to an Invention.

                  1.11 "Director of IDRI" shall mean that person appointed by the IDRI Management Board as Executive Director of IDRI, and such person's successors as appointed from time to time by the IDRI Management Board.

                  1.12 "Research Services" shall mean any research conducted by an Investigator in the Field of Research that is funded by Corixa pursuant to
Section 5 below, whether or not such research is conducted during normal business hours or on the premises of IDRI.

                  1.13 The use herein of the plural shall include the singular, and the use of the masculine shall include the feminine.

2.                TERM; RENEWAL

                  2.1 Initial Term. The initial term of this Agreement shall be from the Effective Date until December 31, 1999, unless this Agreement is earlier terminated pursuant to Section 16 hereof.

                  2.2 Renewal. Upon the expiration of the initial term described in Section 2.1 above, this Agreement may be renewed at the sole discretion of Corixa for one or more additional three (3) year terms.
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3.                SERVICES PROVIDED BY CORIXA TO IDRI

                  Subject to the provisions of this Agreement, and upon IDRI's reasonable request, Corixa agrees to perform for IDRI the following services (collectively, "IDRI Services"):

                  3.1 Medical Benefits. Corixa shall provide the employees of IDRI medical (including vision) insurance benefits substantially similar to those benefits offered, from time to time, by Corixa to Corixa's own employees; it being understood that IDRI shall be responsible for payment in full for such benefits. Corixa's monthly costs of providing such medical insurance benefits and therefore the amounts to be billed to IDRI shall be in accordance with
Schedule 3 as amended from time to time and shall include all costs incurred in setting up such medical benefits and all costs incurred by Corixa in maintaining such medical benefits, including but not limited to the payment of any premiums required.

                  3.2 Other Employee Benefits. Corixa shall, at IDRI's option, provide to the employees of IDRI dental insurance benefits, disability benefits, and benefits under any life and accidental death and dismemberment plan, and occupational health services plan, substantially similar to the benefits provided, from time to time, by Corixa to Corixa's own employees; it being understood that IDRI shall be responsible for payment in full for such benefits in accordance with Schedule 3 as amended from time to time. IDRI employees shall not participate in Corixa's 401(k) benefits plan, IRC Section 125 flexible benefit plan, profit sharing, key person, executive bonus, or any other employee benefit programs.

                  3.3 Biomedical Research Facilities. Corixa shall provide to IDRI reasonable biomedical research space at Corixa's facilities leased from Health Science Properties, Inc., 1124 Columbia Street, Suite 200, Seattle,Washington 98104 (the "Research Space"). Corixa shall bill IDRI in accordance with Schedule 3 for such Research Space, which amount shall be adjusted by Corixa and IDRI from time to time pro rata to reflect future changes in the percentage and cost to Corixa of Corixa's facilities at 1124 Columbia Street, Suite 200, Seattle, Washington 98104 used by IDRI.

                  3.4 Biomedical Research Facility Services. Corixa shall provide to IDRI facility services at Corixa's facilities from Health Science Properties, Inc., in 1124 Columbia Street, Suite 200, Seattle, Washington 98104 including: utilities; use of copiers, telephones and facsimile machines; library services; and mail room services. All services provided to IDRI pursuant to this
Section 3.4 shall be charged to IDRI in accordance with Schedule 3 as amended from time to time which charges shall be at the same rate charged to Corixa by the facility or third party service providers.

                  3.5 Equipment Sharing. Each of IDRI and Corixa shall allow the other the reasonable use of certain scientific and computer equipment from time to time as reasonably requested, subject in all cases to each party's right to limit access based upon its own demand for such equipment. Corixa and IDRI agree that the vast majority equipment provided by Corixa and any use of IDRI's equipment by Corixa is minor. IDRI shall pay Corixa for the maintenance and cost of the equipment as provided for in Schedule 3 as amended from time to time.


                  3.6 Insurance. IDRI shall be covered by Corixa's casualty and property insurance and shall pay a pro rata portion of Corixa's direct charges for premiums based on the percentage of Corixa's facilities utilized by IDRI. IDRI's charge for such premiums shall be in accordance with Schedule 3 and shall be adjusted by Corixa and IDRI from time to time in accordance with changes in Corixa's premiums and the amount of research space occupied by IDRI. IDRI made an initial payment of $1,320 upon execution of the Prior Agreement.

                  3.7 Other Services and Supplies. Corixa may also provide to IDRI, at Corixa's sole discretion, other services requested from time to time by IDRI, including reasonable secretarial, administrative, and laboratory and facility support services, including IDRI's allocated share of any directly consumed supplies. IDRI's charge for such services and supplies shall be in accordance with Schedule 3 as amended from time to time Corixa shall determine the method of determining Corixa's costs for such other services which in no event shall be more than the fair market value of such services from third party service providers.
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                  3.8 Services Period. Corixa provided the IDRI Services
throughout the term of the Prior Agreement. Corixa shall continue to provide the IDRI Services, commencing January 1, 1997 and ending on December 31, 1999 (the "IDRI Services Period"). The IDRI Services Period shall automatically be renewed and extended for periods of one (1) year, unless either Corixa or IDRI gives at least one (1) month prior written notice to such other party to terminate the provision by Corixa of all or any part of the IDRI Services, in which case the IDRI Services Period shall be renewed and extended only with respect to the IDRI Services that are not so terminated.

4.                PAYMENT FOR IDRI SERVICES

                  4.1 Payments.

                  (a) IDRI paid to Corixa [***] upon execution of the Prior Agreement, which amount was allocated as follows: [***] to payment of rent on the Research Space for the period ending on December 31, 1994; [***] for the then applicable insurance premium payment pursuant to Section 3.6 and the remaining [***] was credited against future amounts payable by IDRI for IDRI Services.

                  (b) Before the end of each calendar quarter, Corixa and IDRI shall agree upon the amounts to be paid to Corixa for IDRI Services to be performed during the subsequent calendar quarter, which shall include a pro rata adjustment for any additional research space to be leased by IDRI. A description of the amounts of such payments for each subsequent calendar quarter shall be attached as Schedule 3 to this Agreement which Schedule may be amended from time to time by prior written agreement of the parties.

                  4.2 Timing of Payments. The amounts required to be paid to Corixa for IDRI Services in accordance with Schedule 3 shall be invoiced by Corixa at the end of each month. IDRI shall pay each such invoice no later than twenty (20) days after its receipt. IDRI shall pay Corixa interest at a rate of one percent (1%) per month (calculated pro-rata for any portion of a month) on any amounts not paid within such time.

5.                FUNDING FOR RESEARCH SERVICES

                  5.1 Payments. In return for Research Services and the ownership of certain intellectual property rights provided in this Agreement, Corixa shall pay to IDRI the following amounts at the times set forth in Section
5.2 below:

                  (a) During the first Agreement Year, subject to the deferral provisions set forth in Section 5.3 below, Corixa shall pay to IDRI the amount set forth on Schedule 5.1 (a) hereto, as amended by prior written agreement of the parties from time to time, to reflect the amount and terms of payment agreed to by the parties in connection with Section 5.1(b) for Research Services to be provided during such period.

                  (b) No later than thirty (30) days prior to the end of any Agreement Year, a committee composed of the Director of IDRI, a member of the Management Board of IDRI, the Chief Executive Officer of Corixa and the Director of Antigen Discovery of Corixa shall create an annual research plan (each, a "Research Plan") with respect to Research Services to be provided during the subsequent Agreement Year. Each such Research Plan shall include a description of the amounts and the terms of payments for Research Services for each subsequent Agreement Year as well as the scope and focus of the Research Services to be provided and shall be subject to the review and approval of senior management of Corixa. Each Research Plan shall be attached as an addendum to this Agreement. The initial Research Plan is attached hereto.

                  5.2 Timing of Payments. The amount required to be paid to IDRI in any Agreement Year as provided in Section 5.1 above shall be paid in four (4) equal quarterly installments on

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January 31, April 30, July 31 and October 31 of such Agreement Year, unless such date shall not be a business day, in which case payment shall be made on the first business day after such date. The first installment shall be paid on January 31.

                  5.3 Deferral of Payments. Corixa shall defer all or part of any quarterly or annual payment otherwise required to be made pursuant to
Section 5.1 above to any future quarter or year as shall be specified by IDRI, upon submission by IDRI of a written request for such deferral prior to the date on which IDRI is entitled to such payment.

                  5.4 Other Funding Sources. IDRI shall have the right to conduct research in any area, whether or not related to Research Services, in addition to Research Services and, subject to the terms of Section 7 hereof, IDRI shall own all patent rights and other ownership rights with respect to any intellectual property arising from such research. Any additional funding obtained by IDRI pursuant to this Section 5.4 shall not reduce Corixa's obligation to make the funding payments provided under Section 5.1 hereof.

6.                PATENTS, INVENTIONS, INFORMATION AND IDRI MATERIAL

                  6.1 Assignment of Rights.


                  (a) IDRI agrees to assign and hereby assigns all of its rights, title and interest in and to any Invention(s) and Patent Rights to Corixa.

                  (b) IDRI shall cooperate with Corixa in the preparation, filing, prosecution, maintenance, assignment and enforcement of any Invention(s) and Patent Rights, and shall perform all necessary acts relating thereto, including without limitation, executing, acknowledging and delivering any and all papers, documents and instruments required for effecting such prosecution, maintenance assignment and enforcement; provided, however, that Corixa shall pay all costs incurred by IDRI in complying with the requirements of this Section 6.1(b).

                  6.2 Patent Rights Policy. An overall policy with respect to the filing of Patent Rights for presentation to the senior management of Corixa shall be created by a committee composed of the Director of IDRI, the Chief Executive Officer of Corixa and the Director of Antigen Discovery of Corixa. Corixa shall pay all of the costs for prosecution and maintenance of such Patent Rights using patent counsel of its choice.

                  6.3 Development Policy.

                  (a) Corixa undertakes, consistent with its business plans, to use Inventions, Information, IDRI Material and Patent Rights diligently for the benefit of society, licensing to others those Patent Rights under which it cannot develop a commercial product or service within a reasonable period of time or which fall outside its areas of interest. Corixa may waive these guidelines at the request of IDRI when, in their combined judgment, there is a compelling benefit to society in doing so. As a general policy, Corixa believes society is best served by rapidly identifying and protecting Inventions, but Corixa shall undertake to judge each case individually in consultation with IDRI.

                  (b) In the event that IDRI believes that there are certain Patent Rights (i) that fall outside Corixa's areas of interest, (ii) that concern technology that is not currently, or in the future likely to be, competitive with the business or products of the Company and (iii) with respect to which a third party has expressed or may express interest in commercialization, then, in further consideration of the License granted in
Section 7.2, IDRI shall have the right to request Corixa to review in good faith its intentions with respect to the development of a product or products related to such Patent Rights for a period of ninety (90) days. If after such ninety
(90) day period, Corixa reasonably concludes that it does not intend to proceed with the development of a product or products or service or services related to such Patent Rights, then Corixa shall enter into an agreement with IDRI relinquishing its rights to such Patent Rights (in whole or in part) as Corixa, in its sole discretion, deems appropriate in light of the combined interest of society, IDRI and Corixa. This Section 6.3(b) shall not apply to any Patent Rights arising from
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or related to the Research Services and shall not require Corixa to take any action which it in good faith believes would undermine its competitive position.

                  6.4 Investigator Agreements. As a condition to engaging or employing an Investigator, IDRI shall enter into a written agreement with each Investigator that shall provide the Investigator shall: (i) promptly report to IDRI any Invention made by the Investigator (either alone or jointly with others); (ii) assign all his/her rights, title and interest in and to Inventions and Patent Rights to IDRI; (iii) cooperate with IDRI and Corixa in the preparation, filing, prosecution, maintenance, assignment and enforcement of any Invention or Patent Right; (iv) comply with the obligations set forth in Section
8.4 below; and (v) perform all acts and sign, execute, acknowledge and deliver any and all papers, documents and instruments required for effecting the obligations and purposes of this Agreement.

                  6.5 Right to Use Information and IDRI Material. IDRI grants to Corixa a fully paid-up, royalty-free, worldwide, perpetual, noncancellable exclusive right and license to use and to sublicense or transfer to third parties Information and IDRI Material.

7.                INTELLECTUAL PROPERTY NOT RELATED TO RESEARCH SERVICES

                  7.1 Funding from U.S. Government and Non-Profit Organizations. Subject to the obligation of Section 7.2, IDRI shall be permitted to enter into agreements with agencies, departments or instrumentalities of the United States government and non-profit organizations, foundations and similar organizations (including but not limited to the National Institutes of Health, the World Health Organization and the National Institute of Allergy and Infectious Disease and similar organizations) ("Organizations") for funding of research at IDRI which prevents IDRI from assigning all rights, title and interest to Corixa in and to inventions and patent rights which result from such funding (each agreement an "Organization Agreement" and each such invention and patent right an "Organization Invention" and "Organization Patent Right," respectively).

                  7.2 Exclusive License.

                  (a) IDRI hereby grants to Corixa and Corixa hereby accepts from IDRI a worldwide, perpetual, noncancellable right and license to make, have made, use and sell or have sold on its behalf any product, service, process, machine, apparatus or article of manufacture or composition, including the right to sublicense to third parties, pursuant to the terms and conditions of this Agreement, under any Organization Invention or Organization Patent Right in which ownership must be retained by IDRI or in which the Organization does not permit ownership to be retained by Corixa pursuant to any Organization Agreement. This license is granted to the extent permitted under United States law and is exclusive except as to the United States government or other Organization, which may retain a non-exclusive royalty-free license under such Organization Inventions and Organization Patent Rights. Corixa at its cost and expense shall file, prosecute and maintain Organization Patent Rights licensed under this Section 7.2 using patent counsel of its choice.

                  (b) With respect to the Organization Patent Rights licensed to Corixa under Section 7.2(a), Corixa shall pay to IDRI a running royalty of [***]% of net sales of any product sold by Corixa which is covered by an unexpired, valid claim of an Organization Patent Right in the country in which such product is made, used or sold; provided, however, that with respect to any antigen licensed hereunder, such royalty shall be payable only with respect to the first Corixa product incorporating such antigen.

                  (c) In the event that Corixa is obligated to pay a royalty for a product to a party other than an Affiliate ("Other Party Royalty") for which product a royalty is owed to IDRI, then [***] of such Other Party Royalty shall be fully creditable against the royalty owed to IDRI under this Section 7.2 of this Agreement.

                  (d) No royalty shall be due or payable under this Section 7.2 with respect to any product for which a royalty is paid under Section 16.4 of this Agreement.
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8.                OBLIGATIONS OF IDRI

8.1 Conduct of Research. IDRI shall use directly or indirectly the funds paid by Corixa pursuant to Section 5 hereof to perform research in the Field of Research and may apply the funds for and in such amounts and at such times and such specific purposes and for such uses as it shall deem necessary or appropriate to further such research, including without limitation to pay salaries, purchase equipment and to pay other direct and indirect costs associated with such research.

8.2 Disclosure. During the term of this Agreement, and thereafter while IDRI is conducting Research Services, IDRI shall:

         (a) promptly and systematically disclose to Corixa significant developments relating to the discovery of Information, Inventions and IDRI Material;

         (b) for the purpose of facilitating disclosure to Corixa of Information, Inventions and IDRI Material, permit duly authorized employees or representatives of Corixa to visit Investigators' laboratories at IDRI or other IDRI facilities, at reasonable times and with reasonable notice; and

         (c) at Corixa's reasonable request, provide Corixa with reasonable quantities of IDRI Material.

8.3 Periodic Reporting. IDRI shall, on a continuing basis, advise Corixa of the results of research being performed at IDRI, and at least once every three (3) months provide Corixa with a written progress report concerning such research.

8.4 Publishing Limitations. At any time during or after the term of this Agreement, IDRI may publish, submit for publication or otherwise provide to or exchange with any person or entity any previously unpublished Information, Inventions or IDRI Material; provided, however, that IDRI agrees, and shall cause each Investigator to agree prior to his/her becoming an Investigator, not to publish, submit for publication or otherwise exchange any previously unpublished Information, Inventions or IDRI Material without the express written consent of Corixa (which consent shall not be unreasonably denied), until the earlier of (i) thirty (30) after IDRI has satisfied its obligation under Section 8.2(a) above with respect to such Information, Invention or IDRI Material or
(ii) Corixa having filed for patent protection with respect thereto. Notwithstanding the foregoing, if requested in writing by Corixa, IDRI agrees not to publish, submit for publication or otherwise exchange any previously unpublished Information, Invention or IDRI Material specifically designated by Corixa for a period of up to three (3) months after disclosure thereof to Corixa pursuant to Section 8.2(a) above provided that such Information, Invention or IDRI Material is potentially useful for discovering a cure or treatment for a disease if such additional time is for the purpose of (a) completing filing of patent applications relating thereto, or confirming biological activity of a material encompassed thereby, or (b) completing sequencing of a material encompassed thereby, or expressing a protein encompassed thereby; provided further that, such three (3) month period may be extended to six (6) months, (i.e., an additional three (3) months) if such Invention, Information or IDRI Material otherwise meets the requirements for extension to six (6) months and relates to a product which Corixa or its licensee(s) intends to commercially develop.

8.5 Intellectual Property Safeguards. Within thirty (30) days of the execution of the Prior Agreement, IDRI established appropriate policies with respect to the safeguarding of intellectual property, including but not limited to Information, Inventions, IDRI Materials and other data, formulas, know-how, biological materials and/or other information related to the research being conducted by IDRI. Such policies shall continue to be subject to the reasonable review and approval of Corixa, and shall continue to include an obligation that each Investigator, employee or consultant of IDRI enter into an appropriate agreement with IDRI with respect to such safeguarding of intellectual property.
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9.       OBLIGATIONS OF CORIXA

                  9.1 Grant of License. Notwithstanding any other provision in this Agreement, Corixa hereby grants to IDRI a worldwide, perpetual, noncancellable, nonexclusive, royalty-free right and license under all Inventions and Patent Rights only for the purpose of conducting non-commercial research; provided, however, that IDRI shall not assign, sublicense or otherwise transfer any or all of its interest in such license to any other person or entity without the prior written consent of Corixa. Any assignment, sublicense or other transfer by IDRI in violation of this Section 9.1 shall be void and without effect.

                  9.2 Limitation on Assignment of Patent Rights. Corixa shall not assign ownership to Patent Rights obtained from IDRI under this Agreement to another entity without the written consent of IDRI, which consent shall not be unreasonably withheld or delayed, except such consent shall not be required: (i) where such assignment is in conjunction with a transfer of all or substantially all of the business, stock or assets of Corixa to an entity that is not an Affiliate of Corixa; or (ii) where such assignment is to an Affiliate that is a majority-owned subsidiary of Corixa. For the purposes of this Section 9.2, the granting of a non-exclusive or exclusive license under Patent Rights shall not be an assignment.

10.               REDUCTIONS IN ROYALTIES

                  10.1 Reduction Based on Multiple Antigens. If it is necessary for Corixa to obtain licenses to antigens from third parties that are used in any particular product in combination with antigens licensed under this Agreement, then the percentage royalty rate on Net Sales of such product under Sections 7.2 and 16.4 shall be reduced on a pro rata basis along with royalties to be paid to such third parties with respect to such product based on the number of antigens so used; provided, however, that, except as otherwise set forth in the provisionsto Sections 7.2(b) and 16.4(c) respectively, in no event shall IDRI be entitled to royalties consisting of less than [***]% of Net Sales for any such product; and provided further, that in no event shall IDRI be entitled to royalties on any product consisting of more than [***]% of Net Sales for any such product.

                  10.2 Reduction in the Event of Infringement. During the term of an infringement action relating to the Patent Rights, royalties under Sections 7.2 and 16.4 shall accrue, but shall not be payable by Corixa until the final dispensation of such action, either by settlement or final adjudication. In the event of a settlement pursuant to which Corixa is required to pay a third party as a result of infringement, Corixa shall have the right to offset such deferred royalties to pay such settlement and in addition shall have the right to reduce by [***]% future royalties payable under Sections 7.2 and 16.4 until such settlement is paid in full.

11.               CONFIDENTIALITY

11.1 Nondisclosure. During the term of this Agreement, it is contemplated that Corixa shall disclose to IDRI and Investigators proprietary and confidential technology, inventions, technical information, biological materials, business information, product development information and the like which are owned or controlled by Corixa or which Corixa is obligated to maintain in confidence and which are designated by Corixa as confidential ("Corixa Confidential Information"). Except as otherwise provided in this Agreement, IDRI agrees to retain such Corixa Confidential Information in confidence and not to use (except as provided in this Agreement) or disclose any such Corixa Confidential Information to a third party without the prior written consent of Corixa. For purposes of this Section 11 and without limiting the generality of the foregoing, Corixa Confidential Information shall include all information relating to the lease agreements each party hereto entered into with the Fred Hutchinson Cancer Research Center, and Corixa and IDRI each agree to maintain in confidence and not disclose the terms and conditions of such lease agreements.

11.2 Exceptions. The obligations of IDRI pursuant to Section 11.1 hereof shall not apply to Corixa Confidential Information that:

     (a) is known to IDRI or generally known to the public prior to its disclosure hereunder; or

     (b) becomes known to the public by some means other than a breach of this Agreement, including publication and/or laying open to inspection of any patent applications or patents; or

     (c) is disclosed to IDRI by a third party having a lawful right to make such disclosure, and who is not under any obligation of confidentiality to Corixa; or

     (d) is required to be disclosed to a governmental entity or agency or pursuant to the lawful requirement or request of a governmental entity or agency.

11.3 IDRI Information. Corixa agrees not to disclose to a third party Information, Inventions and IDRI Material disclosed to Corixa by IDRI or an Investigator, except under an obligation of confidentiality. Corixa's obligation under this Section 11.3 with respect to any Information, Inventions or IDRI Material shall terminate one (1) year after disclosure thereof to Corixa (provided that such period shall be extended to eighteen (18) months in the case of any Information, Inventions or IDRI Material which IDRI is prevented from publishing pursuant to Section 8.4 above). The foregoing obligation shall not apply to any Information, IDRI Material or Invention which:

(a) is known to Corixa or generally known to the public prior to its disclosure hereunder; or

(b) becomes known to the public by some means other than a breach of this Agreement, including publication and/or laying open to inspection of any patent applications or patents; or

(c) is disclosed to Corixa by a third party having a lawful right to make such disclosure, and who is not under any obligation of confidentiality to IDRI; or

(d) is required to be disclosed to a governmental entity or agency or pursuant to the lawful requirement or request of a governmental entity or agency.

12. WARRANTIES

                  12.1 Authority. Each of IDRI and Corixa hereby warrants and represents to the other that it has the full right and authority to enter into this Agreement.

13. INDEMNIFICATION

                  13.1 Obligation of Corixa to Indemnify. Each party shall promptly notify the other upon receiving notice of any claim, lawsuit or other proceeding relating to a product or process that incorporates or is manufactured by use of any Invention, Information, IDRI Material or Patent Right. Corixa agrees that it shall indemnify and hold harmless IDRI and all Investigators, and other members, researchers, employees, officers and trustees of IDRI, and each of them (each an "Indemnified Party") from and against any and all third party claims, causes of action and costs (including reasonable attorney's fees and costs of appearing as witnesses or otherwise preparing to defend any such claim or cause of action) of any nature made or lawsuits or other proceedings filed or otherwise instituted against any Indemnified Party or Parties arising out of Corixa's design, manufacture, sale or use of any such product or process; provided, however, that Corixa shall not indemnify any Indemnified Party from or against any claims, causes of action or costs that result from the recklessness, gross negligence or willful misconduct of such Indemnified Party (except to the extent that any act of patent infringement is by its terms considered willful, in which case Corixa shall indemnify any Indemnified Party); provided, further, that Corixa shall not provide indemnification to any Indemnified Party for any amount exceeding in the aggregate the coverage limitations of Corixa's then existing applicable insurance policy. IDRI shall promptly notify Corixa of any such claim. Corixa may elect to assume the defense of any claim, lawsuit, or other proceeding identified in this Section3, but IDRI and/or any Indemnified Party may retain additional counsel and assume the defense of such suit if (i) Corixa specifically authorizes the retaining of such counsel and assumption of such defense or (ii) IDRI or any Indemnified Party has been advised by counsel that one or more legal defenses may be available to it which may not be available to Corixa, in which case Corixa shall not be entitled to assume the defense of such suit, notwithstanding its obligation to bear the reasonable fees and expenses of counsel to IDRI or any Indemnified Party. In the event that any Indemnified Party elects to assume the defense of any suit and retain counsel as permitted herein, in no event shall Corixa be responsible for the fees and expenses of more than one (1) additional counsel for each such Indemnified Party or for any settlement or compromise that Corixa has not approved in writing. Subject to the foregoing, Corixa shall have the right to control the defense, settlement or compromise of any claim which is indemnified hereunder.

14. ASSIGNMENT; SUCCESSORS

                  14.1 Written Consent Required. Subject to Section 9.2 above, this Agreement shall not be assignable by either of the parties without the prior written consent of the other party, which consent shall not be unreasonably withheld or delayed; provided, however, that Corixa may assign this Agreement without the consent of IDRI (i) pursuant to a transfer or sale to an entity other than an Affiliate of all or substantially all of Corixa's stock business or assets to which this Agreement relates, or a consolidation or merger of Corixa with or into any other entity, or any other corporate reorganization in which Corixa is not the continuing or surviving entity of such consolidation, merger or reorganization, or any transaction or series of related transactions by Corixa in which in excess of fifty percent (50%) of Corixa's voting power is transferred, or (ii) to a wholly-owned subsidiary. Any assignment in violation of this Section 14.1 shall be void and without effect.

                  14.2 Successors and Assigns. Subject to the limitations on assignment set forth herein, this Agreement shall be binding upon and inure to the benefit of said successors in interest and assigns of Corixa and IDRI. Any such successor or assignee of a party's interest shall expressly assume in writing the performance of all the terms and conditions of this Agreement to be performed by said party.

15. SUSPENSION OF FUNDING AND RESEARCH SERVICES

                  15.1 Upon Material Breach by IDRI. Upon material breach of any material provision of this Agreement by IDRI, in the event the breach is not cured within sixty (60) days after written notice to IDRI by Corixa, in addition to any other remedy it may have, Corixa may suspend further funding under this Agreement until the breach is cured. Suspension of payments by Corixa as permitted by this Section 15.1 shall not permit IDRI to terminate this Agreement under Section 16.1 below.

                  15.2 Upon Material Breach by Corixa. Upon material breach of any material provision of this Agreement by Corixa, in the event the breach is not cured within sixty (60) days after written notice to Corixa by IDRI, in addition to any other remedy it may have, IDRI may suspend the research work on behalf of Corixa in the Field of Research of this Agreement until such breach is cured; provided that such suspension shall not affect assignment or rights by operation of this Agreement. Suspension of research work in the Field of Research by IDRI as permitted by this Section 15.2 shall not permit Corixa to terminate this Agreement under Section 16.2 below.

16. TERMINATION

                  16.1 IDRI's Right to Terminate.

                  (a) Subject to Section 15.1 hereof, IDRI may terminate this Agreement upon sixty (60) days written notice to Corixa if Corixa fails to make a payment required hereunder; provided, however, that such termination shall not take effect if Corixa makes the payment prior to expiration of such sixty (60) day period.

                  (b) IDRI may terminate this Agreement immediately, upon written notice to Corixa, if Corixa materially breaches any other provision hereof, and fails to cure such breach within sixty (60) days after receiving written notice from IDRI specifying the precise nature of the breach.

                  (c) IDRI may terminate this Agreement, upon thirty (30) days prior written notice to Corixa, in the event that Corixa becomes insolvent, voluntarily files for bankruptcy or reorganization, or makes a general assignment in favor of creditors, or if bankruptcy proceedings are commenced against Corixa (and not dismissed within ninety (90) days).

                  (d) IDRI's ability to terminate this Agreement pursuant to this Section 16.1 shall not be its exclusive remedy, but shall be in addition to any other remedy available to it at law or in equity.

                  16.2 Corixa's Right to Terminate.

                  (a) In the event the Director of IDRI is no longer available, willing or able to continue directing research at IDRI, IDRI shall promptly notify Corixa and may nominate a replacement reasonably satisfactory to Corixa; provided, however, if IDRI does not nominate a replacement who is reasonably satisfactory to Corixa within sixty (60) days of such notice, Corixa may terminate this Agreement upon three (3) months written notice to IDRI.

                  (b) Corixa may at its sole option terminate this Agreement upon three (3) months written notice to IDRI if the aggregate funding obtained by IDRI from sources other than Corixa is an amount less than [***] for any one Agreement Year.

                  (c) Subject to Section 15.2 above, Corixa may terminate this Agreement immediately, upon written notice to IDRI, if IDRI materially breaches any provision hereof, and fails to cure such breach within sixty (60) days after receiving written notice from Corixa specifying the precise nature of the breach.

                  16.3 Survival. The rights and obligations of the parties set forth in Sections 6 through 11,13 16.4 and in this Section 16.3, shall survive the expiration or termination of this Agreement for any reason, and shall continue in effect until by their terms they are no longer applicable.


                  16.4 Invention and Patent Rights After Termination.

                  (a) In the event this Agreement is terminated for any reason whatsoever, including but not limited to expiration of the term of this Agreement, IDRI shall not be obligated to assign to Corixa an Invention and corresponding Patent Rights that were not conceived or actually or constructively reduced to practice prior to such termination, unless such Invention is conceived or actually or constructively reduced to practice within six (6) months after such termination.

                  (b) Subject to Section 16.4(a) above, termination of this Agreement for any reason whatsoever shall not affect Corixa's ownership interest in Inventions and corresponding Patent Rights which Inventions are conceived or actually or constructively reduced to practice prior to termination.

                  (c) In the event that this Agreement is terminated by IDRI under the provisions of Section 16.1(a) above, then with respect to Patent Rights to which Corixa retains an ownership interest under this Agreement, Corixa shall pay IDRI a running royalty of [***] of net sales of any product sold by Corixa or a sublicensee which is covered by an unexpired valid claim of such a Patent Right in the country in which such product is made, used or sold; provided, however, that with respect to any antigen licensed hereunder, such royalty shall be payable only with respect to the first Corixa product incorporating such antigen.

                  (d) In the event that Corixa is obligated to pay a royalty for a product to a party other than an Affiliate ("Other Party Royalty") for which product a royalty is also owed to IDRI, then [***] of such Other Party Royalty shall be fully creditable against the royalty owed to IDRI under Section 16.4(c) of this Agreement. In the event that ownership in any such Patent Right is assigned by Corixa to another entity, Corixa shall obligate such entity to the payment provisions of Section 16.4(c).


17. MISCELLANEOUS

                  17.1 Relationship of IDRI and Corixa. The relationship between IDRI and Corixa is that of independent contractors. Except as otherwise provided herein, IDRI and Corixa are not joint venturers, partners, principal and agent, master and servant or employer and employee, and have no relationship other than as independent contracting parties. Except as otherwise provided herein, IDRI shall have no power to bind or obligate Corixa in any manner, and Corixa shall have no power to bind or obligate IDRI in any manner. Notwithstanding any other provision in this Agreement to the contrary, IDRI is and shall remain an independent entity, operated under the supervision and direction solely of its Management Board. This Agreement may be terminated by IDRI or Corixa at any time pursuant to the terms of this Agreement and, except as otherwise provided herein, IDRI and Corixa shall have no further obligation to each other.

                  17.2 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Washington as applied to agreements among Washington residents entered into and to be performed entirely within the State of Washington.

                  17.3 Entire Agreement. Except as provided in the next sentence, this Agreement sets forth the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior written or oral agreements relating to the subject matter hereof. There shall be no amendments or modifications to this Agreement, except by a written document which is signed by both parties.

                  17.4 Headings. The headings in this Agreement have been inserted for the convenience of reference only and are not intended to limit or expand the meaning of the language contained in any section hereof.

                  17.5 Delay or Waiver. Any delay in enforcing a party's rights under this Agreement or any waiver as to a particular default or other matter shall not constitute a waiver of such party's right to the future enforcement of its rights under this Agreement, except as set forth in a written and signed waiver as to a particular matter for a particular period of time.

                  17.6 Notices. Any notices given pursuant to this Agreement shall be in writing and shall be deemed delivered upon (i) the date of delivery, if personally delivered, (ii) three (3) business days after being mailed by certified or registered mail, postage prepaid and properly addressed, with return receipt requested, or (iii) the date of facsimile report, if sent by facsimile and confirmed by certified or registered mail. Notices shall be delivered to the respective parties as indicated below, or any other address designated by a party to the other party in writing under the notice provisions of this Section 17.6:

        To Corixa:                         Corixa Corporation
                                           1124 Columbia Street, Suite 200
                                           Seattle, WA  98104
                                           Attn:    Mark McDade
                                                    Chief Operating Officer

        To IDRI: Infectious Disease Research Institute 1124 Columbia Street, Suite 200 Seattle, WA 98104
                                           Attn:  Director

                  17.7 Severability. If any provision of this Agreement is held to be illegal or unenforceable, that provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable.

                  17.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf, effective as of the date set forth above.

                               CORIXA CORPORATION



                               By: /s/ MARK McDADE
                                   ---------------------------------------------
                               Name: Mark McDade
                                     -------------------------------------------
                               Title: Chief Operating Officer
                                      ------------------------------------------

                               INFECTIOUS DISEASE RESEARCH INSTITUTE



                               By: /s/ DAVID G. WEBSTER
                                   ---------------------------------------------
                               Name: David G. Webster
                                     -------------------------------------------
                               Title: Executive Director
                                      ------------------------------------------

                                   Schedule 3



Medical benefits and other employee benefits will be billed to IDRI in the amount charged to Corixa by Group Data, Inc., including any adjustments.

Rent will be billed based on the number of square feet directly occupied by IDRI, plus prorata share of the designated common areas. Rent will be based on the base rent charged to Corixa plus additional rent amounts charged to Corixa in accordance with their lease, plus charges for overhead items such as utilities, copiers, telephone and fax services, library services, mailroom and other overhead items.

The insurance premiums paid by Corixa will be charged to IDRI based on the number of square feet calculated for rental of space.

IDRI will pay Corixa for its share of usage of equipment and maintenance by paying a percentage of the depreciation expense and maintenance of Corixa based on the relative headcounts of each company.

Other support services include administrative support, laboratory and facilities support and direct supplies consumed by IDRI. Administrative, laboratory and facilities support will billed as a headcount percentage of the overhead amount incurred by Corixa no billed under a category defined above for Corixa' non-scientific departments. Direct supplies will be billed as a percentage based on the relative scientific headcount of both companies of the supplies expenses in the research and development departments.

                                 Schedule 5.1(a)

                             1997 Payment Schedule:

             [***] payable in equal quarterly installments of [***]